UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 6, 2016 (July 1, 2016)
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Bee Cave Road, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
EZCORP, Inc. (“EZCORP”) has entered into a definitive agreement dated July 1, 2016 (the “Purchase Agreement”) with Alpha Holding, S.A. de C.V. (“AlphaCredit”), pursuant to which AlphaCredit will acquire Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart”). EZCORP currently owns 93.78% of Grupo Finmart, a provider of cash payroll deduction loans to government agency employees in Mexico.
The parties to the Purchase Agreement are:

•	EZCORP;

•	Change Capital International Holdings, B.V., a Dutch limited liability company and the wholly owned subsidiary of EZCORP that holds EZCORP’s interest in Grupo Finmart (“Holdings”);

•	Each of the other holders of equity interests in Grupo Finmart (the “Minority Holders” and, together with Holdings, the “Sellers”);

•	AlphaCredit; and

•	Clarum Capital, L.P., a Canadian limited partnership and affiliate of AlphaCredit (the “Minority Buyer” and, together with AlphaCredit, the “Buyers”).
Pursuant to the Purchase Agreement, the Buyers will purchase (1) the 93.78% of the issued and outstanding equity interests of Grupo Finmart currently held by Holdings, (2) the 6.22% of the issued and outstanding equity interests of Grupo Finmart currently held by the Minority Holders and (3) the single Series A share of Adelanto Express, S.A. de C.V., SOFOM, E.N.R., a subsidiary of Grupo Finmart, currently held by Holdings (the “Nominal Adex Share” and, together with the equity interests in Grupo Finmart, the “Acquired Interests”). The aggregate base purchase price for the Acquired Interests is $50,000,000, subject to adjustments as described below. Certain Minority Holders will have the option to retain their equity interest in Grupo Finmart by entering into a shareholder agreement negotiated with the Buyers, in which case the portion of the purchase price attributable to such equity interests would be retained by the Buyers.
If the Mexican Peso to U.S. Dollar exchange rate as of three days prior to closing exceeds 21 MXN:1 USD, the aggregate base purchase price will be reduced to an amount in U.S. Dollars equal to MXN 1,050,000,000 divided by such exchange rate. In addition, at the closing, the base purchase price will be subject to customary adjustments for net working capital, non-operating debt, cash and unpaid Grupo Finmart transaction costs. The base purchase price will also be decreased on a dollar-for-dollar basis to the extent the level of defaulted loans and/or accounts receivable owed to Grupo Finmart by governmental entities exceed the respective threshold amounts agreed by the parties. An amount equal to 10% of the adjusted purchase price will be placed in escrow at closing for a period of 18 months to secure the Sellers’ indemnification obligations to the Buyers. AlphaCredit may also elect to withdraw funds from the escrow account to recover any amounts owed to the Buyers by reason of any post-closing purchase price adjustment true up.
Subject to the escrow amounts described above, the adjusted purchase price is payable in cash at closing, unless AlphaCredit does not have financing in place at the time the closing conditions have been satisfied, in which case $25,000,000 of the purchase price payable to Holdings will be deferred. If the deferred payment is utilized, the deferred purchase price payable to Holdings will be increased from $25,000,000 to $33,128,125 and will be payable in full on the first anniversary of the closing, with quarterly payments due as follows: $733,333 on the first quarterly anniversary of the closing; $767,708 on the second quarterly anniversary of the closing; and $802,083 on the third quarterly anniversary of the closing. The Buyers may prepay the deferred payment amount in whole or in part at any time, with discounts being applied to the aggregate amount due for any such prepayment.
At the closing of the transaction, the intercompany indebtedness owed by Grupo Finmart to certain wholly owned subsidiaries of EZCORP will be restructured into two notes issued by Grupo Finmart and guaranteed by AlphaCredit. Each note will provide for quarterly interest payments and annual principal installments over three years. The note governing the existing Mexican Peso denominated intercompany debt (current principal amount of approximately $9 million) will be payable in Mexican Pesos at a 7.5% per annum interest rate, and the note governing the existing U.S. Dollar denominated intercompany debt (current principal amount of approximately $40 million) will be payable in U.S. Dollars at a 4% per annum interest rate. Any funding provided by EZCORP or its affiliates to Grupo Finmart between signing and closing will be added to the principal amount of the U.S. Dollar denominated note. AlphaCredit may elect to offset any amounts owed by Holdings to the Buyers pursuant to the indemnification provisions of the Purchase Agreement from the amounts payable under either note.
The Purchase Agreement contains certain representations and warranties from the Buyers, the Sellers, Grupo Finmart and EZCORP, and each party has agreed to certain covenants, including, among others, (1) covenants relating to the conduct of the Grupo Finmart business during the interim period between the execution of the Purchase Agreement and the closing, and Holdings’ agreement to fund the operations of Grupo Finmart with a minimum of MXN 50 million per month during such interim period, (2) the obligation to use commercially reasonable efforts to obtain approval of the transaction by the Mexican Comisión Federal de Competencia (Federal Competition Commission), subject to certain exceptions, and (3) certain non-competition provisions restricting EZCORP and certain of the Sellers during the three-year period following the closing from engaging in any business that is competitive with Grupo Finmart within Mexico or Colombia, subject to certain exceptions.
Completion of the transaction is subject to certain conditions, including, among others, (1) approval of the transaction by the Mexican Comisión Federal de Competencia (Federal Competition Commission), (2) the absence of any material adverse effect (as defined in the Purchase Agreement) during the period from the execution of the Purchase Agreement through the closing, (3) material compliance by the parties with their obligations under the Purchase Agreement, (4) the accuracy of the representations and warranties of the parties subject to certain materiality standards described in the Purchase Agreement and (5) certain operating metrics relating to the level of defaulted loans and accounts receivable owed to Grupo Finmart by governmental entities not exceeding specified thresholds.
The closing is also subject to obtaining change of control consents under Grupo Finmart’s agreements for operating debt (i.e., third party debt incurred to fund loan originations) or refinancing or repaying such operating debt.
The Purchase Agreement also provides for certain indemnification obligations of the Sellers and AlphaCredit, subject to certain limitations. Generally, the maximum amount of the Sellers’ indemnification obligations is (1) 15% of the adjusted purchase price for general representations and warranties, (2) 25% of the adjusted purchase price for "Special Representations" (as defined in the Purchase Agreement) and (3) 100% of the proceeds received by the Sellers for all other indemnification obligations, including "Fundamental Representations" (as defined in the Purchase Agreement).
The Purchase Agreement contains provisions granting AlphaCredit and Holdings the right to terminate the Purchase Agreement for certain reasons, including, among others, if the closing does not occur on or before September 30, 2016. If all conditions have been satisfied by such time other than approval of the transaction by the Mexican Comisión Federal de Competencia (Federal Competition Commission), then such date will be automatically extended to October 31, 2016.
The Purchase Agreement and the transactions contemplated thereby were evaluated and approved by a special committee of EZCORP’s Board of Directors, which committee was composed entirely of independent directors.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.
The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about EZCORP or the parties to the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged among the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of EZCORP, the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in EZCORP’s public disclosures.

Item 7.01 — Regulation FD Disclosure
On July 6, 2016, EZCORP issued a press release announcing its entry into the Purchase Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information set forth, or referred to, in this Item 7.01 shall not be deemed to be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless such subsequent filing specifically references this Item 7.01 of this Current Report on Form 8-K.
Item 9.01 — Financial Statements and Exhibits
(d)           Exhibits.

Exhibit No.	Description of Exhibit

2.1	Purchase Agreement, dated as of July 1, 2016, among Grupo Finmart, Holdings, the Minority Holders, the Majority Buyer, the Minority Buyer and EZCORP (1)
99.1	Press Release, dated July 6, 2016, issued by EZCORP, Inc. announcing the entry into an agreement to sell Grupo Finmart
(1)       The schedules and certain exhibits to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. EZCORP will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	July 6, 2016	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Purchase Agreement, dated as of July 1, 2016, among Grupo Finmart, Holdings, the Minority Holders, the Majority Buyer, the Minority Buyer and EZCORP (1)
99.1	Press Release, dated July 6, 2016, issued by EZCORP, Inc. announcing the entry into an agreement to sell Grupo Finmart
(1)       The schedules and certain exhibits to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. EZCORP will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.